Exhibit 99.1

News Release

Victory Capital Reports November 2025 Total Client Assets

San Antonio, Texas, December 10, 2025 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported Total Assets Under Management (AUM) of $314.8 billion, Other Assets of $2.8 billion, and Total Client Assets of $317.7 billion, as of November 30, 2025.

For the month of November, average Total AUM was $312.4 billion, average Other Assets was $2.8 billion, and average Total Client Assets was $315.2 billion.

Victory Capital Holdings, Inc.
Total Client Assets (unaudited; in millions) [1]

	As of:
By Asset Class	Nov. 30, 2025	Oct. 31, 2025
Solutions	$90,131	$88,725
Fixed Income	80,827	80,555
U.S. Mid Cap Equity	31,024	30,682
U.S. Small Cap Equity	12,242	12,230
U.S. Large Cap Equity	63,624	64,409
Global / Non-U.S. Equity	30,229	29,719
Alternative Investments	2,993	2,975
Total Long-Term Assets	$311,070	$309,294
Money Market / Short Term Assets	3,777	3,745
Total Assets Under Management[2]	$314,846	$313,039

By Vehicle
Mutual Funds[3]	$173,496	$173,579
Separate Accounts and Other Pooled Vehicles[4]	126,671	125,310
ETFs[5]	14,679	14,150
Total Assets Under Management	$314,846	$313,039

Other Assets[6]
Institutional	$2,818	$2,762
Total Other Assets	$2,818	$2,762

Total Client Assets
Total Assets Under Management	$314,846	$313,039
Total Other Assets	2,818	2,762
Total Client Assets	$317,664	$315,801

By Region
U.S.	$263,706	$262,576
Non-U.S.	53,958	53,225
Total Client Assets	$317,664	$315,801

1Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.

2Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes Other Assets.

3Includes institutional and retail share classes, money market and VIP funds.

4Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

5Represents only ETF assets held by third parties and excludes ETF assets held by other Victory Capital products.

6Includes low-fee (2 to 4 bps) institutional assets. These assets are included as part of Victory’s Regulatory Assets Under Management reported in Form ADV Part 1.

About Victory Capital

Victory Capital (NASDAQ: VCTR) is a diversified global asset management firm with $317.7 billion in total client assets, as of November 30, 2025. We serve institutional, intermediary, and individual clients through our Investment Franchises and Solutions Platform, which manage specialized investment strategies across traditional and alternative asset classes. Our differentiated approach combines the power of investment autonomy with the support of a robust, fully integrated operational and distribution platform. Clients have access to focused, top-tier investment talent equipped with comprehensive resources designed to deliver competitive long-term performance.

Victory Capital is headquartered in San Antonio, Texas. To learn more, visit www.vcm.com or follow us on Facebook, Twitter (X), and LinkedIn.

Contacts

Investors:

Matthew Dennis, CFA

Chief of Staff

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:
Jessica Davila

Director of Global Communications

210-694-9693

Jessica_davila@vcm.com